                                                                       EXHIBIT 2


                                                                  EXECUTION COPY




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                       CENTENNIAL HEALTHCARE CORPORATION,

                            HILLTOPPER HOLDING CORP.

                                       and

                          HILLTOPPER ACQUISITION CORP.




                         ===============================
                          AGREEMENT AND PLAN OF MERGER
                         ===============================




                         ===============================
                          Dated as of February 25, 2000
                         ===============================




================================================================================

                                TABLE OF CONTENTS
                                                                        Page No.
                                                                        --------

ARTICLE I.  THE TENDER OFFER...................................................2
     SECTION 1.1.  The Offer...................................................2
     SECTION 1.2.  Company Action..............................................4
     SECTION 1.3.  Directors...................................................5

ARTICLE II.  THE MERGER........................................................7
     SECTION 2.1.  The Merger..................................................7
     SECTION 2.2.  Effective Time..............................................7
     SECTION 2.3.  Effect of the Merger........................................7
     SECTION 2.4.  Subsequent Actions..........................................7
     SECTION 2.5.  Articles of Incorporation; By-Laws;
                     Directors and Officers....................................8
     SECTION 2.6.  Conversion of Securities....................................8
     SECTION 2.7.  Dissenting Shares...........................................9
     SECTION 2.8.  Surrender of Shares; Stock Transfer
                     Books....................................................10
     SECTION 2.9.  Stock Plans................................................11

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE PARENT
     AND PURCHASER............................................................12
     SECTION 3.1.  Corporate Organization.....................................12
     SECTION 3.2.  Authority Relative to this Agreement.......................12
     SECTION 3.3.  No Conflict; Required Filings and
                     Consents.................................................12
     SECTION 3.4.  Financing Arrangements.....................................13
     SECTION 3.5.  No Prior Activities........................................13
     SECTION 3.6.  Brokers....................................................13
     SECTION 3.7.  Offer Documents; Proxy Statement...........................14
     SECTION 3.8.  Company Stock..............................................14

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................14
     SECTION 4.1.  Organization and Qualification;
                     Subsidiaries.............................................14
     SECTION 4.2.  Capitalization.............................................16
     SECTION 4.3.  Authority Relative to this Agreement.......................17
     SECTION 4.4.  No Conflict; Required Filings and
                     Consents.................................................18
     SECTION 4.5.  SEC Filings; Financial Statements..........................18
     SECTION 4.6.  Absence of Certain Changes or Events.......................20
     SECTION 4.7.  Litigation.................................................21
     SECTION 4.8.  Employee Benefit Plans.....................................21
     SECTION 4.9.  Properties.................................................24
     SECTION 4.10.  Intellectual Property.....................................25
     SECTION 4.11.  Insurance.................................................26
     SECTION 4.12.  Environmental.............................................26
     SECTION 4.13.  Governmental Authorizations and
                      Regulations.............................................28
     SECTION 4.14.  Condition of Facilities...................................30
     SECTION 4.15.  Material Contracts........................................31
     SECTION 4.16.  Conduct of Business.......................................33
     SECTION 4.17.  Fraud and Abuse...........................................33


                                      (i)

     SECTION 4.18.  Health Professional's Financial
                      Relationships; Disqualified
                      Individuals;............................................34
     SECTION 4.19.  Taxes.....................................................35
     SECTION 4.20.  Labor Relations...........................................37
     SECTION 4.21.  Transactions with Affiliates..............................37
     SECTION 4.22.  Offer Documents; Proxy Statement..........................38
     SECTION 4.23.  Brokers...................................................38
     SECTION 4.24.  Control Share Acquisition.................................39
     SECTION 4.25.  Y2K Compliance............................................39
     SECTION 4.26.  Disclosure................................................39

ARTICLE V.  CONDUCT OF BUSINESS PENDING THE MERGER............................40
     SECTION 5.1.  Conduct of Business by the Company
                     Pending the Closing......................................40
     SECTION 5.2.  No Solicitation............................................42

ARTICLE VI.  ADDITIONAL AGREEMENTS............................................45
     SECTION 6.1.  Proxy Statement............................................45
     SECTION 6.2.  Meeting of Shareholders of the
                     Company..................................................45
     SECTION 6.3.  Compliance with Law........................................46
     SECTION 6.4.  Notification of Certain Matters............................46
     SECTION 6.5.  Access to Information......................................46
     SECTION 6.6.  Public Announcements.......................................47
     SECTION 6.7.  Reasonable Best Efforts; Cooperation.......................47
     SECTION 6.8.  Agreement to Defend and Indemnify..........................47
     SECTION 6.9.  State Takeover Laws........................................49

ARTICLE VII.  CONDITIONS OF MERGER............................................49
     SECTION 7.1.  Conditions for Each Party's
                     Obligations to Effect the Merger.........................49
     SECTION 7.2.  Conditions for Obligations of Parent
                     and Purchaser............................................50

ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER..............................51
     SECTION 8.1.  Termination................................................51
     SECTION 8.2.  Effect of Termination......................................53

ARTICLE IX.  GENERAL PROVISIONS...............................................54
     SECTION 9.1.  Non-Survival of Representations,
                     Warranties and Agreements................................54
     SECTION 9.2.  Notices....................................................54
     SECTION 9.3.  Expenses...................................................55
     SECTION 9.4.  Certain Definitions........................................55
     SECTION 9.5.  Headings...................................................56
     SECTION 9.6.  Severability...............................................56
     SECTION 9.7.  Entire Agreement; No Third-Party
                     Beneficiaries............................................56
     SECTION 9.8.  Assignment.................................................56
     SECTION 9.9.  Governing Law..............................................56
     SECTION 9.10.  Amendment.................................................56
     SECTION 9.11.  Waiver....................................................56
     SECTION 9.12.  Counterparts..............................................57


                                      (ii)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of February 25, 2000 (the "Agreement"), among Centennial HealthCare Corporation, a Georgia corporation (the "Company"), Hilltopper Holding Corp., a Delaware corporation ("Parent"), and Hilltopper Acquisition Corp., a Georgia corporation and an indirect wholly owned subsidiary of Parent ("Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Boards of Directors of the Company and Purchaser have each determined that it is in the best interests of their respective shareholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance thereof, it is proposed that Purchaser will make a cash tender offer (the "Offer") to acquire all shares (the "Shares") of the issued and outstanding common stock, $.01 par value, of the Company (the "Company Common Stock") for $5.50 per share of Company Common Stock or such higher price as may be paid in the Offer (the "Per Share Amount"), net to the seller in cash; and

     WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Company, Purchaser and Parent have each approved the merger of Purchaser with and into the Company (the "Merger") following the Offer in accordance with the Georgia Business Corporation Code (the "Georgia Code") and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, on February 24, 2000, certain shareholders of the Company (the "Contributing Shareholders") entered into a Subscription and Contribution Agreement with Parent and certain affiliates of Parent (the "Subscription Agreement"), pursuant to which each such Contributing Shareholder has, among other things, agreed to contribute some or all of its Shares to Parent in exchange for shares of stock of Parent upon the terms set forth in the Subscription Agreement; and

     WHEREAS, as an inducement and a condition to Parent's and Purchaser's entering into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Contributing Shareholders have entered into a Voting Agreement with Parent and Purchaser (the "Voting Agreement"), pursuant to which each such Contributing Shareholder has, among other things,(x) agreed not to tender its Shares in the Offer and (y) granted to Parent a proxy with respect to the voting of such Shares, in each case upon the terms and subject to the conditions set forth in the Voting Agreement; and

     WHEREAS, the Board of Directors of the Company (the "Board of Directors"), based on the recommendation of a special committee (the "Special Committee") of the Board of Directors comprised solely of directors unaffiliated with the Contributing Shareholders, has approved this Agreement, the Subscription Agreement and the Voting Agreement and has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and to recommend that the holders of such Shares accept the Offer and approve this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

                                   ARTICLE I.

                                THE TENDER OFFER

     SECTION 1.1. The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex I hereto shall have occurred and be existing, Purchaser or a direct or indirect subsidiary of Parent as designated by Parent shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act") the Offer as promptly as reasonably practicable following the execution of this Agreement, but in any event within 15 business days following the date of this Agreement. The obligation of Parent to accept for payment any Shares tendered shall be subject to the satisfaction of those conditions set forth in Annex I. Parent expressly reserves the right from time to time, subject to Sections 1.1(b) and 1.1(d) hereof, to waive any such condition, to increase the Per Share Amount, or to make any other changes in the terms and conditions of the Offer. The Per Share Amount shall be net to the seller in cash, subject to reduction only for any applicable Federal back-up withholding or stock transfer taxes payable by the seller. The Company agrees that no Shares held by the Company or any of its Subsidiaries (as defined below) will be tendered pursuant to the Offer.

     (b) Without the prior written consent of the Company, Parent shall not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I) or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

     (c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") and, if necessary, jointly file with Target a Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "Schedule 13E-3") with respect to the Offer that will comply in all material respects with the provisions of all applicable Federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "Offer Documents"). Parent and Purchaser agree promptly to correct the Schedule TO and the Offer Documents and to cooperate with Target to amend the Schedule 13E-3 if and to the extent that such documents shall have become false or misleading in any material respect (and the Company, with respect to written information supplied by it specifically for use in the Schedule TO, Schedule 13E-3 or the Offer Documents, shall promptly notify Parent of any required corrections of such information and shall cooperate with Parent and Purchaser with respect to correcting such information) and to supplement the information provided by it specifically for use in the Schedule TO, Schedule 13E-3 or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO or Schedule 13E-3, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC.

     (d) The Offer to Purchase shall provide for an initial expiration date of 20 business days (as defined in Rule 14d-1 under the Exchange Act) from the date of commencement. Purchaser agrees that it shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived. If at the expiration date of the Offer, the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived, Parent may, from time to time extend the expiration date of the Offer until the date such conditions are satisfied or earlier waived and Parent becomes obligated to accept for payment and pay for Shares tendered pursuant to the

Offer, but in no event shall such extensions extend beyond the Termination Date (as defined below). Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the expiration date of the Offer (as it may be extended) for any period required by applicable rules and regulations of the SEC in connection with an increase in the consideration to be paid pursuant to the Offer and (ii) extend the expiration date of the Offer (as it may be extended) for up to ten business days, if on such expiration date the conditions for the Offer described on Annex I hereto shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn, when added to the Shares, if any, beneficially owned by Parent represents less than 90 percent of the then issued and outstanding Shares on a fully diluted basis.

     SECTION 1.2. Company Action.

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors, at a meeting duly called and held on February 25, 2000, at which all of the Directors were present, and acting on the unanimous recommendation of the Special Committee, duly and unanimously: (i) approved and adopted this Agreement, the Subscription Agreement and the Voting Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger; (ii) recommended that the shareholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger; (iii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company; and (iv) took all action necessary to render the limitations on business combinations contained in Part 2 of Article 11 of the Georgia Code inapplicable to this Agreement, the Subscription Agreement and the Voting Agreement and the transactions contemplated hereby and thereby. The Company further represents and warrants that J.P. Morgan Securities Inc. ("J.P. Morgan") as financial advisor to the Special Committee, delivered to the Special Committee and the Board of Directors a written opinion, dated as of February 25, 2000, to the effect that the Per Share Amount to be received by the shareholders (other than Parent, Purchaser and the Contributing Shareholders) of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view.

     (b) The Company hereby agrees to file with the SEC, as promptly as practicable after the filing by Parent and Purchaser of the Schedule TO with respect to the Offer, a Tender Offer Solicitation/Recommendation Statement on
Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") and the Schedule 13E-3 that (i) will comply in all material respects with the provisions of all applicable Federal securities laws and (ii) will include the opinion of J.P. Morgan referred to in Section 1.2(a) hereof. The Schedule 14D-9 and the Offer

Documents shall contain the recommendations of the Board of Directors described in Section 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 or the Schedule 13E-3 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it specifically for use in the
Schedule 14D-9 or the Schedule 13E-3, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 or the Schedule 13E-3 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 or the Schedule 13E-3 as so corrected to be filed with the SEC and disseminated to the Company's shareholders to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC.

     (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Parent with mailing labels containing the names and addresses of all record holders of Shares, non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of shareholders, mailing labels and security position listings, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.

     SECTION 1.3. Directors. Promptly upon the purchase by Purchaser of any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding. At each such time, the Company will also cause (i) each committee of the Board of Directors, (ii) if requested by Parent, the board of directors of each of the Subsidiaries and (iii) if requested by Parent, each committee of such board to include persons designated by Parent constituting the same percentage of each such committee or board as Parent's designees constitute on the Board of Directors. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors in accordance with the terms of this Section 1.3 and shall cause Parent's designees to be so elected; provided, however, that, in the event that Parent's designees are appointed or elected to the Board of Directors, until the Effective Time (as defined in Section 2.2 hereof) the Board of Directors shall have at least two directors who are directors on the date hereof and who are neither officers of the Company, Contributing Shareholders nor designees, shareholders, affiliates or associates (within the meaning of the Federal securities laws) of Parent or any Contributing Shareholder (such directors, the "Independent Directors"); provided further, that if at any time or from time to time there are fewer than two Independent Directors, the other directors shall elect to the Board of Directors such number of persons who shall be neither officers of the Company, Contributing Shareholders nor designees, shareholders, affiliates or associates of Parent or any Contributing Shareholder so that the total of such persons and remaining Independent Directors serving on the Board of Directors is at least two. Any such person elected to the Board of Directors pursuant to the second proviso of the preceding sentence shall be deemed to be an Independent Director for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to shareholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent will supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's obligations hereunder or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors.

                                   ARTICLE II.

                                   THE MERGER

     SECTION 2.1. The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and the Georgia Code, Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

     SECTION 2.2. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger, in accordance with Section 14-2-1105 of the Georgia Code, with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with the relevant provisions of, the Georgia Code (the time of such filing being the "Effective Time").

     SECTION 2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Georgia Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     SECTION 2.5. Articles of Incorporation; By-Laws; Directors and Officers.

     (a) Unless otherwise determined by Parent before the Effective Time, at the Effective Time the Articles of Incorporation of Purchaser, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

     (b) The By-Laws of Purchaser, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

     (c) The directors of Purchaser immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

     SECTION 2.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

     (a) Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than any Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Shares (as defined in Section 2.7(a)) shall be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share. Each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Amount, without interest, upon the surrender of such certificate in accordance with Section 2.8 hereof.

     (b) Each share of Company Common Stock held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately before the Effective Time shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto.

     (c) Each share of common stock, $.0l par value, of Purchaser issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, $.0l par value, of the Surviving Corporation.

     SECTION 2.7. Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any shareholder who has delivered to the Company, prior to the vote of shareholders, if any, required by Section 6.2 hereof, a written notice in accordance with Article 13 of the Georgia Code of such shareholder's intent to demand payment for such shareholder's Shares if the Merger is effected and who shall have not voted such Shares in favor of the approval and adoption of this Agreement (collectively, the "Dissenting Shares") shall not be converted into the right to receive cash pursuant to Section 2.6, but the holders of such Dissenting Shares shall be entitled to payment of the fair value of such dissenting shares in accordance with the provisions of Article 13 of the Georgia Code; provided, however, that if such shareholder shall waive such shareholder's right to demand and obtain payment under Article 13 of the Georgia Code or a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by said Article 13, then the right of such holder of Dissenting Shares to be paid the fair value of such shareholders Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive cash pursuant to Section 2.6(a) hereof, without any interest thereon, upon surrender of the certificate or certificates representing such Shares.

     (b) The Company shall give Parent (i) prompt notice of any notice or other instruments received by the Company pursuant to Article 13 of the Georgia Code and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment for Dissenting Shares. The Company shall not voluntarily offer to make or make any payment with respect to any demands for payment for Dissenting Shares and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

     (c) Dissenting Shares, if any, shall be canceled after the payment of fair value in respect thereto has been made to the holder of such shares pursuant to the Georgia Code.

     SECTION 2.8. Surrender of Shares; Stock Transfer Books.

     (a) Before the Effective Time, the Company shall designate a bank or trust company to act as agent for the holders of Shares (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 2.6. Parent shall, from time to time, deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of Shares funds in amounts and at times necessary for the payments under Section 2.8(b) to which such holders shall be entitled at the Effective Time pursuant to Section 2.6. Such funds shall be invested by the Exchange Agent as directed by Parent. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Parent.

     (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 2.6(a) may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. Purchaser agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Shares as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of certificates representing the Shares, Parent shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate. Until so surrendered, each such certificate (other than certificates representing Dissenting Shares and certificates representing Shares held by Parent or in the treasury of the Company) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

     (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such tax either has been paid or is not payable.

     (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, certificates for Shares are presented to the

Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 2.6(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding Shares.

     (e) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares and certificates representing Shares held by Parent or in the treasury of the Company) may surrender such certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in consideration thereof the aggregate Per Share Amount relating thereto, without any interest or dividends thereon.

     (f) The Per Share Amount paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable federal back-up withholding or, as set forth in Section 2.8(c), stock transfer taxes payable by such holder.

     SECTION 2.9. Stock Plans.

     (a) The Company shall take all actions necessary to provide that, prior to or upon consummation of the Merger, each then outstanding option to purchase shares of Company Common Stock (the "Options") granted under any of the Company's stock option plans referred to in Section 4.2, each as amended (collectively, the "Option Plans"), and any and all other outstanding options, stock warrants and stock rights, whether or not granted pursuant to such stock option plans, whether or not then exercisable or vested, shall be canceled and shall be of no further force or effect; provided, however, that with respect to any Options as to which the Per Share Amount exceeds the applicable per share exercise price, Parent shall promptly following the Effective Time pay (or cause to be paid) to the holders of such Options an amount in cash equal to, with respect to each such Option, the product of (1) the amount by which (x) the Per Share Amount exceeds (y) the applicable per share exercise price, and (2) the number of shares subject to the Option at the time of such cancellation. Such amount shall be subject to reduction by applicable tax withholding.

     (b) Except as provided herein or as otherwise agreed to by the parties, the Company shall cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time.

     (c) The Company represents and warrants that all the Option Plans provide that either (i) the Company can take the actions described in Section 2.9(a) without obtaining the consent of any holders of Options or (ii) if such consent is required, the Company will obtain such consents and provide evidence thereof to Parent at least 10 days prior to the initial expiration of the Offer.

                                  ARTICLE III.

                      REPRESENTATIONS AND WARRANTIES OF THE
                              PARENT AND PURCHASER

     Parent and Purchaser represent and warrant to the Company as follows:

     SECTION 3.1. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

     SECTION 3.2. Authority Relative to this Agreement. Parent and Purchaser have the necessary corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of their respective obligations hereunder and the consummation by Parent or Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms.

     SECTION 3.3. No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement and the transactions contemplated hereby by Parent and Purchaser will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or Purchaser or by which any of their property is bound or affected, (ii) violate or conflict with either the Articles of Incorporation or By-Laws or other organizational documents of either Parent or Purchaser, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Purchaser pursuant to, any contract, instrument, permit, license or franchise to which Parent or Purchaser is a party or by which Parent or Purchaser or any of its property is bound or affected, except for, in the case of clause (i), conflicts, violations, breaches or defaults which would not prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     (b) Except for (i) applicable requirements, if any, of the Exchange Act,
(ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the filing and recordation of appropriate merger documents as required by the Georgia Code, and
(iv) filings as may be required by any applicable "blue sky" laws and/or the rules of the National Association of Securities Dealers, Inc., neither Parent nor Purchaser is required to submit any notice, report or other filing with any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.3, no waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained or made by either Parent or Purchaser in connection with its execution, delivery or performance of this Agreement.

     SECTION 3.4. Financing Arrangements. Parent has or will have available to it funds sufficient to purchase the Shares in accordance with the terms of this Agreement, pay the amount to which holders of Shares become entitled upon consummation of the Offer and the Merger and pay all of the fees and expenses it will incur in connection therewith.

     SECTION 3.5. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

     SECTION 3.6. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

     SECTION 3.7. Offer Documents; Proxy Statement. None of the information supplied by Parent, its officers, directors, representatives, agents or employees (the "Parent Information"), for inclusion in the Proxy Statement (as defined in Section 4.22), or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to shareholders, at the time of the Company Shareholders' Meeting (as defined in Section 4.22) or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting which has become false or misleading. Neither the Offer Documents nor any amendments thereof or supplements thereto will, at any time the Offer Documents or any such amendments or supplements are filed with the SEC or first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. The Offer Documents and any amendments or supplements thereto will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.8. Company Stock. Prior to the date hereof, neither Parent nor Purchaser owns any shares of Company Common Stock.

                                   ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Purchaser as follows:

     SECTION 4.1. Organization and Qualification; Subsidiaries. (a) Each of the Company and its corporate Subsidiaries (as defined in Section 4.1(d)) (the "Corporate Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any change in or effect on the business of the Company or any of the Subsidiaries that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties and leased, owned or managed properties), condition (financial or otherwise), prospects, assets, liabilities or regulatory status of the Company and the Subsidiaries, taken as a whole; provided that a Material Adverse Effect shall not include any change or effect arising solely from the public announcement of any matters disclosed in the Schedules hereto.

     (b) Each of the Company's partnership Subsidiaries (the "Partnership Subsidiaries") is a partnership or limited partnership duly organized and validly existing under the laws of the state of its organization, and is duly licensed or qualified and, to the extent applicable, in good standing, to do business as a foreign partnership, and is authorized to do business, in each other jurisdiction in which the character or location of the properties owned, leased, managed or operated by such entity or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, when taken together with all other such failures, would not have a Material Adverse Effect.

     (c) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary, the jurisdictions in which each Subsidiary is licensed or qualified to do business and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary, is set forth in
Schedule 4.1 hereto.

     (d) For purposes of this Agreement, (x) "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) in the case of partnerships, serves as a general partner, or (iii) in the case of a limited liability company, serves as managing member or owns a majority of the equity interests, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof, (y) "Provider" means any nursing home, hospital, home health agency, rehabilitation therapy provider, subacute care facility or unit, assisted living facility or unit, independent living facility or unit, or other provider of medical services or products owned, leased or managed by the Company or any Subsidiary, and (z) "Proprietary Provider" means each Provider owned or leased (as tenant) by the Company or any Subsidiary, and "Managed Provider" means each Provider managed by the Company or any Subsidiary. Except as expressly otherwise provided herein, each reference in this Agreement to the Company or a Subsidiary shall be deemed to include any Proprietary Provider that is owned or leased by such entity, whether or not so expressed, including, by way of example and not of limitation, references to contracts and commitments entered into, or purported to be entered into, in the name of any such Proprietary Provider and licenses or other property or assets held by, or purported to be held by, any such Proprietary Provider.

     SECTION 4.2. Capitalization. (a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of preferred stock, $.01 par value per share, of the Company (the "Company Preferred Stock"). As of the date hereof, (A) 11,923,618 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) no shares of Company Preferred Stock were outstanding,
(C) 155,948 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options under the Company's 1994 Employee Stock Option Plan, (D) 383,162 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options under the Company's 1996 Executive Stock Plan and (E) 64,341 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options under the Company's 1996 Employee Stock Option Plan and (F) 1,390,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options under the Company's 1997 Stock Plan. Except as set forth in Schedule 4.2(a) or in this Section 4.2(a): (x) there are no other options, calls, warrants or rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell any shares of capital stock of or other equity interests in the Company or any of the Subsidiaries; (y) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote; and (z) there are no shareholders agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting, registration or disposition of any shares of the capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the shareholders of the Company with respect to the Merger) or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors. Except as set forth in Schedule 4.2(a), there are no programs in place or outstanding contractual obligations of the Company or any of the Subsidiaries (1) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (2) to vote or to dispose of any shares of the capital stock of any of the Subsidiaries.

     (b) All the outstanding capital stock of each of the Corporate Subsidiaries and all the outstanding partnership (general or limited) units or other interests of each of the Partnership Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and, except as set forth in Schedule 4.1, is owned by the Company or a Subsidiary free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls, warrants or other rights, agreements arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests or securities of any Subsidiary. Except for the Subsidiaries and except as set forth in Schedule 4.2(b), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any other corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 4.2(b), neither the Company nor any Subsidiary is under any current or prospective obligation to make a capital contribution or investment in or loan to, or to assume any liability or obligation of, any corporation, partnership, joint venture or business association or entity.

     SECTION 4.3. Authority Relative to this Agreement.

     (a) The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including without limitation the unanimous approval of the Special Committee), subject to the approval of the Merger by the Company's shareholders, if required, in accordance with the Georgia Code. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote approving this Agreement, if required, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Subscription Agreement and the Voting Agreement and the transactions contemplated hereby.

     SECTION 4.4. No Conflict; Required Filings and Consents.

     (a) Except as set forth in Schedule 4.4 hereto, the execution and delivery of this Agreement by the Company does not, and the performance of such agreement by the Company will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of the Subsidiaries or by which its or any of their property is bound or affected, (ii) violate or conflict with the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or any Subsidiary, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under or, result in the creation of a lien or encumbrance on any of the properties or assets (whether owned, leased or managed) of the Company or any of the Subsidiaries pursuant to, any agreement, contract, instrument, permit, license or franchise to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or its or any of their property (whether owned, leased or managed) is bound or affected, except for, in the case of clause (i), conflicts, violations, breaches or defaults which, individually or in the aggregate, would not be reasonably likely to (x) have a Material Adverse Effect, (y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Subscription Agreement or the Voting Agreement.

     (b) Except for (i) applicable requirements, if any, of the Exchange Act,
(ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger or other documents as required by the Georgia Code, (iv) filings as may be required by any "blue sky" laws of various states and/or the rules of the National Association of Securities Dealers, Inc., and (v) as set forth in Schedule 4.4 hereto, the Company and each of the Subsidiaries are not required to submit any notice, report or other filing with any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 4.4 hereto, no waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 4.5. SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents (including all exhibits thereto) required to be filed with the SEC since July 2, 1997, and (except for preliminary materials) has made available to Parent, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and December 31, 1997, respectively, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999,
(iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since July 2, 1997 and (iv) all other reports or registration statements filed by the Company with the SEC since July 2, 1997 (collectively, the "SEC Reports"). The SEC Reports (i) at the time filed complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

     (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (which in the aggregate are not material in amount) and except as set forth in Schedule 4.5(b).

     (c) Set forth in Schedule 4.5(c) is a true and correct copy of the unaudited consolidated financial statements of the Company and its Subsidiaries as at December 31, 1999 and for the year then ended (collectively, the "Interim Financial Statements"). The interim balance sheet included in the Interim Financial Statements (the "Interim Balance Sheet") was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated.

     (d) Except as (i) set forth in Schedule 4.5(d) or (ii) disclosed in any SEC Report filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Reports filed and publicly available prior to the date of this Agreement, the Company and the Subsidiaries have no material liabilities of any nature (whether accrued, absolute, contingent or otherwise).

     SECTION 4.6. Absence of Certain Changes or Events. Except (i) as expressly permitted or otherwise provided in this Agreement, (ii) as set forth in the SEC Reports filed prior to the date of this Agreement, (iii) as set forth in the Interim Financial Statements, or (iv) as set forth in Schedule 4.6 hereto, since December 31, 1998, the business of the Company and the Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

     (a) any Material Adverse Effect;

     (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company, any of its Subsidiaries or any Managed Provider having a Material Adverse Effect;

     (c) any redemption or other acquisition of Company Common Stock by the Company or any of the Subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans;

     (d) any change by the Company in accounting methods, principles or practices;

     (e) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice;

     (f) any entry by the Company, any Subsidiary or, to the knowledge of the Company, any Managed Provider into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, other than commitments or transactions entered into in the ordinary course of business consistent with past practice;

     (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards) stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

     (h) any entry by the Company or any Subsidiary into any employment, consulting, severance, termination or indemnification agreement with any director, officer or key employee of the Company or any Subsidiary or any entry into any such agreement with any other person;

     (i) (i) any settlement or compromise by the Company, any Subsidiary or, to the knowledge of the Company, any Managed Provider of any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount not involving more than $100,000 or (ii) any payment, discharge or satisfaction by the Company or any Subsidiary of any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) in the ordinary course of business and consistent with past practice or (B) with respect to any other such claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company; or

     (j) any agreement, in writing or otherwise, by the Company or any Subsidiary to take any of the actions described in this Section 4.6 or, to the knowledge of the Company, by any Managed Provider to take any of the actions described in Sections 4.6(b), (f) or (i), except as expressly contemplated by this Agreement.

     SECTION 4.7. Litigation. Except as disclosed in Schedule 4.7 hereto, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries or any Provider, or any properties or rights of the Company or any of its Subsidiaries, by or before any Governmental Entity or arbitrator which (i) might result in the loss of any Authorization (as defined in Section 4.13(a)) necessary to continue the business of any Provider in substantially the same manner as it has heretofore operated, (ii) might result in the imposition upon the Company or any Subsidiary of fines, penalties, judgments or other costs in excess of $100,000 (after giving effect to amounts covered by insurance), or
(iii) are reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 4.7, as of the date hereof, neither the Company nor any of its Subsidiaries or any Provider nor any of their property is subject to any judgment in excess of $100,000, order, injunction or decree.

     SECTION 4.8. Employee Benefit Plans.

     (a) (i) Schedule 4.8(a) sets forth a list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by Directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary or any entity within the same "controlled group" as the Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (a "Company ERISA Affiliate") or to which the Company, any Subsidiary or Company ERISA Affiliate is obligated to contribute thereunder for current or former employees of the Company, any Subsidiary or Company ERISA Affiliate (the "Company Employee Benefit Plans").

          (ii) Schedule 4.8(a)(ii) sets forth, with respect to each Option that is outstanding under the Option Plans as of the date hereof, the name of the holder of such Option, the number of shares of Company Common Stock subject to such Option and the exercise price per share of such Option.

     (b) Neither the Company, any Subsidiary nor any Company ERISA Affiliate has an obligation to contribute to any "multiemployer plan", as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA (a "Multiemployer Plan"). Neither the Company, any Subsidiary nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of any Multiemployer Plan.

     (c) None of the Company Employee Benefit Plans is a "single employer plan", as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Neither the Company nor any Subsidiary maintains, or is required, either currently or in the future, to provide medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

     (d) Except as set forth in Schedule 4.8(d), each Company Employee Benefit Plan that is intended to qualify under Section 401 of Internal Revenue Code of 1986, as amended (the "Code"), and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

     (e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made in all material respects by the due date thereof.

     (f) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

     (g) None of the Company, the Subsidiaries, nor to the Company's knowledge, the officers of the Company or any of the Subsidiaries or any trustee or administrator of any Company Employee Benefit Plans, has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of the Subsidiaries or any officer of the Company or any of the Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

     (h) The Company does not currently have in force any Company-owned life insurance policies.

     (i) Except as set forth in Schedule 4.8(i), neither the Company nor any of the Subsidiaries is a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) or Section 280G of the Code.

     (j) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been delivered or made available to Parent by the Company: (i) all Company Employee Benefit Plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and (iii) summary plan descriptions.

     (k) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

     (l) Except as set forth in Schedule 4.8(l), all Company Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively, (including rules and regulations thereunder) and other applicable federal and state laws and regulations and all employees required to be included as participants by the terms of such plans have been properly included.

     Section 4.9. Properties

     (a) Except as set forth in Schedule 4.9(a), the Company and each of the Subsidiaries has good and marketable title to, or a valid leasehold interest in, all its properties and assets, free and clear of all liens and other encumbrances. All tangible personal property, fixtures and equipment which comprise the assets of the Company and the Subsidiaries, or are otherwise used in connection with its respective businesses, are in a good state of repair sufficient for normal operation (ordinary wear and tear excepted) and operating condition.

     (b) Schedule 4.9(b) sets forth a true and complete list and description of
(i) all real property and interests in real property owned in fee by the Company or any Subsidiary ("Owned Real Property") and (ii) each lease or sublease relating to Leased Real Property (as defined below) that involves annual expenditures by the Company or any Subsidiary of $100,000 or more (collectively, the "Company Material Leases").

     (c) Except as set forth in Schedule 4.9(c), there are no violations of any law, ordinance or regulation (including, without limitation, any building, planning or zoning law, ordinance or regulation) relating to any of the real property or interests in real property leased by the Company or any Subsidiary, as lessee or lessor (the "Leased Real Property"), or relating to any of the Owned Real Property, or in any case to any buildings or other improvements thereon (including, without limitation, plumbing, heating, ventilation, air conditioning, electrical and lighting systems and equipment) which are reasonably likely to materially and adversely affect the business of any Proprietary Provider. Except as set forth in Schedule 4.9(c), neither the Company nor any Subsidiary has assigned its interest under any Company Material Lease, or subleased all or any part of the space demised thereby, to any third party.

     (d) The Company has, or has caused to be, made available to Parent true and complete copies of the Company Material Leases and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). With respect to each of the Company Material Leases, (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity, (ii) except as otherwise set forth in Schedule 4.9(d), such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, the Subscription Agreement or the Voting Agreement, nor will the consummation of such transactions constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease and (iii) neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default thereunder (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default thereunder).

     (e) All improvements on real property constructed by or on behalf of the Company or any Subsidiary, to the knowledge of the Company, were constructed in compliance with applicable laws, ordinances and regulations (including, but not limited to, any building or zoning laws, ordinances and regulations) affecting such Owned Real Property or Leased Real Property.

     SECTION 4.10. Intellectual Property.

     (a) Except as set forth in Schedule 4.10, each of the Company and the Subsidiaries owns, or is licensed or otherwise possesses rights to use all patents, trademarks and service marks (registered or unregistered), trade names, domain names, computer software and copyrights and applications and registrations therefor (collectively, the "Intellectual Property Rights") that are used in the business of the Company and the Subsidiaries as currently conducted.

     (b) Schedule 4.10 sets forth a list of all patents, patent applications, trademark and service mark applications and registrations, registered copyrights and material trade names and common law trademarks owned anywhere in the world by the Company or any of the Subsidiaries.

     (c) Schedule 4.10 sets forth a list of all material licensing agreements to which the Company or any of its Subsidiaries is a party relating to the ownership or use of the Intellectual Property Rights.

     (d) Each of the Company and the Subsidiaries owns or has right to use the Intellectual Property Rights sufficient to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect.

     (e) Except as set forth in Schedule 4.10, (i) to the knowledge of the Company, there are no pending oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings with respect to the Intellectual Property Rights; (ii) neither the Company nor any of the Subsidiaries has received notice from any other person or entity pertaining to or challenging the right of the Company or any of its Subsidiaries to use or register any of the Intellectual Property Rights; and (iii) to the knowledge of the Company, neither the Company nor any of the Subsidiaries has any pending claim, and no Person is violating or infringing the rights of the Company and the Subsidiaries, in connection with the Intellectual Property Rights.

     SECTION 4.11. Insurance. Schedule 4.11 sets forth a true and complete list of all insurance policies carried by, or covering the Company and the Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been made available to Parent. All such policies are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Company and the Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is customary for the industries in which the Company and the Subsidiaries operate.

     SECTION 4.12. Environmental.

     Except as set forth in Schedule 4.12:

     (a) The Company and the Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance of which the Company is aware with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

     (b) Neither the Company nor any of the Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of the Subsidiaries' properties (whether owned, leased or managed) or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) any knowledge or reason to know of the presence or threat of release of any Hazardous Substances on, under or at any of the Company's or any of the Subsidiaries' properties or any other property but arising from the Company's or any of the Subsidiaries' current or former properties or operations, other than in a manner that could not reasonably be expected to result in a Material Adverse Effect, or (iii) received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of the Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties;

     (c) No Environmental Law imposes any obligation upon the Company or the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No lien or other encumbrance has been placed upon any of the Company's or the Subsidiaries' properties (whether owned, leased or managed) under any Environmental Law;

     (d) The Company and the Subsidiaries have made available to Parent copies of any environmental assessment or audit report (including all records maintained for required environmental compliance) or other similar studies or analyses in the possession of the Company or the Subsidiaries relating to any real property currently or formerly owned, leased, managed or occupied by the Company or the Subsidiaries.

     (e) As used in this Agreement, the following terms have the meanings set forth below:

          (i) "Environmental Law" means any law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health or safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

          (ii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

          (iii) "Hazardous Substances" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

     SECTION 4.13. Governmental Authorizations and Regulations.

     (a) Except as set forth in Schedule 4.13, the Company and each Subsidiary has complied and are currently in compliance with each law, ordinance or governmental or regulatory rule or regulation, whether federal, state, local or foreign to which such entity's business, operations, assets or properties is subject ("Regulations"), except for items of non-compliance (i) which were identified on a survey report with respect to such Provider, are being cured by the applicable Provider pursuant to a plan of correction accepted by the applicable governmental authority, and will not result in the loss or suspension of, or other action affecting, any Authorization (as defined below) of the applicable Provider, (ii) are not reasonably likely to materially and adversely affect the business of any Provider, and (iii) which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in
Schedule 4.13, each of the Company and the Subsidiaries (or, where required under applicable law, to the knowledge of the Company, the Managed Providers) owns, holds, possesses or lawfully uses in the operation of its business all applicable Authorizations, other than Authorizations which (i) are not necessary to continue the operation of the business of such Provider in substantially the same manner as it currently operates and has operated heretofore, or (ii) if not owned, held, possessed or lawfully used by the Company or such Subsidiary (or by the applicable Managed Provider), would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, "Authorizations" means all licenses, permits, certificates of need, qualifications, registrations, certifications, provider agreements and other authorizations of any governmental authority which are required under applicable Regulations for a Provider to conduct its business and obtain payment for services and goods provided by it under the Federal Medicare program, the state Medicaid program for each state in which such Provider operates (the "Applicable Medicaid Programs"), and any other governmental programs for payment of health care services or goods in which such Provider purports to participate, other than any of the foregoing which are not material to the business and operations of the relevant Provider, the Company or any Subsidiary.

     Except as set forth in Schedule 4.13, all of the Authorizations owned, held, possessed or lawfully used by the Company or its Subsidiaries (or, where required under applicable law, to the knowledge of the Company, the Managed Providers) are valid and in good standing, non-probationary, non-provisional and in full force and effect. Except as set forth in Schedule 4.13, none of the Providers is subject to any governmental restrictions on its operations (e.g., due to prior survey deficiencies) which adversely affects the conduct of its business, other than restrictions which apply to all providers of the services or goods furnished by such Provider in the relevant jurisdiction. Except as set forth in Schedule 4.13, there are no actions or proceedings to revoke, withdraw, terminate or suspend any Authorization, neither the Company nor any of its Subsidiaries has received any notice or other communication threatening any of the foregoing (other than notices and communications which have been withdrawn or otherwise resolved), nor does the Company have any knowledge of any reason why any Authorization is likely not to be renewed by the applicable governmental authority in the ordinary course.

     (b) Other than as set forth in Schedule 4.13, all claims for payment for services rendered or products sold or supplied by the Company and its Subsidiaries which have been made to any third-party payor (including, without limitation, the Federal Medicare program, the Medicaid programs for the states in which a Provider operates, and any applicable commercial insurance company, health maintenance organization or preferred provider organization) (collectively, "Payors"), have been prepared and filed in accordance with all applicable Regulations and requirements of the Payor, and all such claims have been prepared in an accurate and complete manner and timely submitted to the appropriate Payor, except in each case for items of non-compliance (i) which are not reasonably likely to result in the loss of any Authorization, (ii) are reasonably likely not to materially and adversely affect the business of any Provider, and (iii) which would not, individually or in the aggregate, have a Material Adverse Effect. The Company and/or the Subsidiaries have paid or made provision to pay through proper recordation any net liability for overpayments received from any Payor and any similar obligations with respect to any Payor, in compliance with all applicable Regulations and the requirements of the Payor, except for items of non-compliance (i) which are not reasonably likely to result in the loss of any Authorization, (ii) are reasonably likely not to materially and adversely affect the business of any Provider, and (iii) which would not, individually or in the aggregate, have a Material Adverse Effect. Without limitation of the foregoing, except as set forth in Schedule 4.13 hereto neither the Company nor any of its Subsidiaries has submitted any claim for payment to any Payor in violation of any applicable Federal, state or local false claim or fraud law or regulation, including without limitation the Federal False Claims Act, 31 U.S.C. ss. 3729.

     The Company and its Subsidiaries have made available to Parent or its counsel true and complete copies of all cost reports requested by same, together with all relevant schedules, correspondence, notices of program reimbursement, audit reports, settlement agreements and similar materials relating thereto. The Company and its Subsidiaries have timely filed all required cost reports with respect to the Medicare program and each state Medicaid program in which any of the Providers participates. Schedule 4.13 sets forth for each Provider the years for which cost reports remain to be settled, specifying the Payor at issue and the status of the matter, including identification of any pending reimbursement appeals.

     (c) Schedule 4.13 sets forth a complete and accurate statement, for each Facility (as defined below), of (i) the bed categories for (e.g., nursing beds, skilled nursing beds, rehabilitation hospital beds) for which such Facility is licensed or qualified to participate under the Medicare program and the Applicable Medicaid Programs, (ii) the number of beds in each such category,
(iii) the number of beds in each such category that are available for use in such Facility, and (iv) the number of patients as of February 9, 2000 admitted in each Facility (A) who as of such date qualify for Medicare and whose stay at the Facility is being paid for under Part A of the Medicare program, (B) who qualify for the Applicable Medicaid Program and whose stay at the Facility is being paid for by the Applicable Medicaid Program, (C) whose stay at the Facility is being paid for by another governmental Payor (e.g., the Veteran's Administration or CHAMPUS), and (D) whose stay at the Facility is being paid for by the patient, the patient's relatives or another non-Payor private party. As used herein "Facility" means each nursing facility, hospital, assisted living facility, independent living facility or other inpatient Provider owned, leased or managed by the Company or its Subsidiaries.

     SECTION 4.14. Condition of Facilities. Except as set forth in Schedule 4.14, to the knowledge of the Company, each of the Facilities is in a good state of repair and condition, there are no dangerous conditions or defects existing upon or in any of the Facilities, and there are no structural defects in any Facility that could adversely affect the operation of such Facility as conducted presently and in the past.

     SECTION 4.15. Material Contracts.

     (a) Except as set forth in the SEC Reports filed prior to the date of this Agreement, in Schedule 4.15 or otherwise expressly provided in this Agreement, neither the Company nor any of the Subsidiaries is a party to or bound by:

          (i) any "material contract" (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

          (ii) any contract or agreement for the purchase or lease (as lessee) of materials or personal property from any supplier or for the furnishing of services to the Company or any Subsidiary that involves or is likely to involve future aggregate payments by the Company or any of the Subsidiaries of more than (x) $300,000 or (y) $100,000 in any year;

          (iii) any contract or agreement for the sale, license or lease (as lessor) by the Company or any Subsidiary of services, materials, products, supplies or other assets, owned or leased by the Company or the Subsidiaries, that involves or is likely to involve future aggregate payments to the Company or any of the Subsidiaries of more than (x) $300,000 or (y) $100,000 in any year

          (iv) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any Subsidiary;

          (v) any non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, the business of the Company or the Subsidiaries may be conducted;

          (vi) any agreement with any present or former affiliates of the Company;

          (vii) any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to any of the foregoing);

          (viii) any voting or other agreement governing how any Shares shall be voted;

          (ix) any agreement with any shareholders of the Company;

          (x) any agreement with any Managed Provider, including without limitation any such management agreement, employee lease agreement, billing services agreement, option agreement or evidence of indebtedness; or

          (xi) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

The foregoing contracts and agreements to which the Company or any Subsidiary are parties or are bound are collectively referred to herein as "Company Material Contracts."

     (b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary is a party, such Subsidiary) and is in full force and effect, and the Company and each Subsidiary have performed, in all material respects, all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect. The Company has, or has caused to be, made available to Parent or its counsel true and complete copies of the Company Material Contracts requested by same and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments and waivers). Except as otherwise set forth in Schedule 4.15(b), each Company Material Contract will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement (except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity), nor will the consummation of such transactions constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease. Except as set forth in Schedule 4.15(b), neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract.

     (c) Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 4.15 or as expressly provided for in this Agreement, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) employment or consulting agreement that cannot be terminated on thirty days' or less notice, (ii) agreement with any officer or other key employee of the Company or any of the Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any the Subsidiaries of the nature contemplated by this Agreement, the Subscription Agreement or the Voting Agreement, (iii) agreement with respect to any officer or other key employee of the Company or any of the Subsidiaries providing any term of employment or compensation guarantee or (iv) stock or stock purchase plan (other than the Option Plans), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, the Subscription Agreement or the Voting Agreement or the value of any of the benefits of which will be calculated on the basis of any of such transactions.

     SECTION 4.16. Conduct of Business.

     Except as set forth in Schedule 4.16, the business and operations of the Company and the Subsidiaries are not being conducted in default or violation of any term, condition or provision of (i) their respective Articles of Incorporation or By-Laws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets may be bound, except, with respect to the foregoing clause (ii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 4.17. Fraud and Abuse. Except as set forth in Schedule 4.17, neither the Company nor any Subsidiary or affiliate thereof or any of their respective partners, officers and directors, or, to the knowledge of the Company, any person who provides professional services on behalf of or under agreements with the Company, any Subsidiary or any affiliate has engaged in any activities which are prohibited under the federal Medicare or federal or state Medicaid statutes, including, without limitation, 42 U.S.C. Sections 1320a-7, 1320a-7a and 1320a-7b, the federal CHAMPUS statute, 10 U.S.C. Section 1071 et seq., the Federal Civil False Claims Act, 31 U.S.C. Section 3729 et seq., or the regulations promulgated pursuant to such statutes or which are prohibited by rules of professional conduct, including but not limited to the following:

     (a) knowingly and willfully making or causing to be made false statement or representation of a material fact in any application for any benefit or payment;

     (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

     (c) presenting or causing to be presented a claim for services under Medicare, any state Medicaid program, CHAMPUS or any other Federal health care program (as used herein, such term shall have the meaning specified in 42 U.S.C.ss. 1320a-7b(f)) that is for an item or service that is known or could be known to be (i) not provided as claimed, or (ii) false or fraudulent;

     (d) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

     (e) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in party by CHAMPUS, Medicare, any state Medicaid program, or any other Federal health care program, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, Provider, service or item for which payment may be made in whole or in part by CHAMPUS, Medicare, any state Medicaid program or any other Federal health care program; or

     (f) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to
(i) the conditions or operations of a Provider in order that the Provider may qualify for certification under CHAMPUS, Medicare, a state Medicaid program or another Federal health care program, or (ii) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. ss. 1320a-3).

     SECTION 4.18. Health Professional's Financial Relationships; Disqualified Individuals. (a) The operations of the Company and the Subsidiaries are and at all times have been in compliance with all applicable Regulations regarding health professional self-referrals, including without limitation 42 U.S.C. ss. 1395nn (commonly known as the "Stark Statute") and 42 U.S.C.ss. 1396b.

     (b) Except as set forth in Schedule 4.18, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Managed Provider, nor their respective officers, directors, trustees, partners, members, managers, employees or contractors, has been charged with or convicted of any Medicare, Medicaid or other Federal health care program-related offense, or has been debarred, excluded or suspended from participation in Medicare, Medicaid or any other Federal health care program, or is currently listed on the General Services Administration list of parties excluded from Federal procurement programs and non-procurement programs. Except as set forth in Schedule 4.18, to the knowledge of the Company and its Subsidiaries, none of the Company, any of its Subsidiaries or any Managed Provider, nor their respective officers, directors, trustees, partners, members, managers, employees or contractors, has been investigated for any Medicare, Medicaid or other Federal health care program-related offense, or is currently under sanction, exclusion or investigation (civil or criminal) by any Federal or state enforcement, regulatory, administrative or licensing authority.

     SECTION 4.19. Taxes.

     (a) Except as set forth in Schedule 4.19, all Tax Returns (as defined below) by or on behalf of the Company or any Subsidiary or any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate taxing authorities and were, in all material respects, true, complete and correct.

     (b) Except as set forth in Schedule 4.19, the Company and each Subsidiary has paid to the appropriate taxing authority on its behalf, within the time and in the manner prescribed by law, all material Taxes (as defined below) for which it is liable.

     (c) The Company and each Subsidiary has established on its books and records adequate reserves for the payment of all Taxes for which it is liable which are not yet due and payable, and with respect to any such Taxes which have been proposed, assessed or asserted against them.

     (d) The Company and each Subsidiary has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes for which it is liable (including, without limitation, withholding of such Taxes pursuant to sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign laws, and has, within the time and in the manner prescribed by law, withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable domestic and foreign laws.

     (e) Except as set forth in Schedule 4.19, neither the Company nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed.

     (f) Except as set forth in Schedule 4.19, there are no outstanding waivers or comparable consents that have been given by the Company or any Subsidiary or with respect to any Tax Return of the Company or any Subsidiary regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary.

     (g) Except as set forth in Schedule 4.19 (which shall set forth the nature of the proceeding, the type of return, the deficiencies claimed, asserted, proposed or assessed and the amount thereof, and the taxable year in question), no United States federal, state, local or foreign audits, investigations, other administrative proceedings or court proceedings are presently pending against the Company or any Subsidiary that could materially affect the liability for Taxes of the Company or any Subsidiary or against the Company or any Subsidiary with regard to any Taxes or Tax Returns of the Company or any Subsidiary and no notification has been received by the Company or any Subsidiary that such an audit, investigation or other proceeding is pending or threatened.

     (h) The Company and each Subsidiary (i)are members of an affiliated group of corporations within the meaning of section 1504(a) of the Code; and such affiliated group filed a consolidated return with respect to United States federal income taxes and (ii) neither the Company nor any Subsidiary has liability for the Taxes of any person (other than members of the affiliated group described in clause (i) of this Section 4.19(h)) under Treasury Regulations section 1.1502-6 (or a similar or corresponding provision of state, local, or foreign law);

     (i) Except as set forth in Schedule 4.19, there are no encumbrances for Taxes upon the assets or properties of the Company or any Subsidiary except for statutory encumbrances for Taxes not yet due.

     (j) Neither the Company or any Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

     (k) Except as set forth in Schedule 4.19, neither the Company nor any Subsidiary is a party to any agreement, plan, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or similar provision or other law.

     (l) Except as set forth in Schedule 4.19, no jurisdiction where the Company or any Subsidiary has not filed a Tax Return has made a claim that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

     (m) The Company and each Subsidiary have previously delivered or made available to Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings and technical advice memoranda relating to United States federal, state, local or foreign Taxes due with respect to the income or business of the Company or any Subsidiary, (ii) all income Tax Returns filed with any taxing authority (or the relevant portions of any combined, consolidated, or unitary Tax Return filed in any jurisdiction of which the Company or any Subsidiary is a member, including, without limitation, information relating to the computation of taxable income) filed by or on behalf of the Company or any Subsidiary in the last six years, (iii) any closing agreement, settlement agreement or similar agreement or arrangement entered into by or on behalf of the Company or any Subsidiary with any taxing authority, and (iv) any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement entered into by or on behalf of the Company or any Subsidiary.

     (n) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, severance, stamp, occupation, real and personal property, social security, estimated, recording, gift, value assessed, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed by any taxing authority (domestic or foreign). For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, estimate, information or other document (including any documents, statements or schedules attached thereto) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

     SECTION 4.20. Labor Relations. Except as set forth in the SEC Reports or
Schedule 4.20: (i) each of the Company and the Subsidiaries is, and has at all times been, in material compliance with all applicable laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law; (ii) there is no labor grievance, arbitration, strike, slowdown, stoppage or lockout pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union; (iv) there are no proceedings pending between the Company and any of the Subsidiaries or any of their respective employees before any federal or state agency; and (v) to the knowledge of the Company, there are no activities or proceedings of any labor union to organize any non-union employees of the Company or any of the Subsidiaries.

     SECTION 4.21. Transactions with Affiliates. Except as disclosed in Schedule
4.21 or the SEC reports filed prior to the date of this Agreement, no present or former affiliate of the Company has, or since December 31, 1998 has had, (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Company or any of the Subsidiaries, (ii) has had business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of the Subsidiaries) or (iii) an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries.

     SECTION 4.22. Offer Documents; Proxy Statement. The Schedule 14D-9 and the
Schedule 13E-3 will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-9, the Schedule 13E-3 nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule TO, the Schedule 13E-3 or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to written information supplied by Parent or Purchaser specifically for inclusion in the Schedule 14D-9 or the Schedule 13E-3. The proxy statement to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Company Shareholders' Meeting") or the information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is being made by the Company with respect to Parent Information. The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to shareholders, at the time of the Company Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.23. Brokers. No broker, finder or investment banker (other than SunTrust Equitable Securities and J.P. Morgan) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent true and complete copies of all agreements and other arrangements between the Company and SunTrust Equitable Securities and J.P. Morgan.

     SECTION 4.24. Control Share Acquisition. Neither Parts 2 nor 3 of Article 11 of the Georgia Code nor any other "fair price", "moratorium", "control share acquisition", "interested shareholder" or similar antitakeover statute or regulation enacted under Georgia law applicable to the Company or any of its Subsidiaries is applicable to the Offer, the Merger, this Agreement, the Subscription Agreement or the Voting Agreement or any of the transactions contemplated by this Agreement, the Subscription Agreement or the Voting Agreement.

     SECTION 4.25. Y2K Compliance. Except as set forth in the SEC Reports, all items, products, software, components and systems used in and material to the operation of the business of the Company and the Subsidiaries, which incorporate the processing of dates or date-related data (including, but not limited to, representing, calculating, comparing and sequencing), including, but not limited to, computer systems, infrastructure items, software applications, hardware and related equipment and utilities, developed, in whole or part, by the Company or any of the Subsidiaries are currently Y2K-compliant. Except as set forth in
Schedule 4.22, the Company has obtained commitments that all vendors that are material to the Company and the Subsidiaries are Y2K-compliant.

     SECTION 4.26. Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in any document (including, without limitation, the Schedules hereto), certificate, or other writing furnished or to be furnished by the Company to Parent pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material facts or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE V.

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1. Conduct of Business by the Company Pending the Closing. From the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Company shall, and shall cause each of the Subsidiaries to (i) carry on its respective businesses in the ordinary course,
(ii) use all reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and key employees, (iii) use all reasonable best efforts to preserve its relationships with customers, suppliers, third party payors and other Persons with which it has business dealings, (iv) comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business and
(v) maintain in full force and effect all Authorizations necessary for such business. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Schedule 5.1, the Company shall not, and shall cause each of the Subsidiaries not to:

     (a) amend its Articles of Incorporation or By-Laws or similar organizational documents or change the number of directors constituting its entire board of directors;

     (b) (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that a wholly owned Subsidiary may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock or other equity interests, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests, or (C) of its other securities, other than Shares issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof; or (iii) split, combine or reclassify any of its outstanding capital stock or other equity interests;

     (c) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries) or (B) any assets, including real estate, in excess of $100,000, except purchases in the ordinary course of business consistent with past practice;

     (d) authorize or make any single capital expenditure in excess of $50,000 or capital expenditures in excess of $500,000 in the aggregate;

     (e) except in the ordinary course of business, amend or terminate any Company Material Contract, or waive, release or assign any material rights or claims;

     (f) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business and consistent with past practice;

     (g) (i) enter into or amend any employment or severance agreement with or, except in accordance with the existing policies of the Company, grant any severance or termination pay to any officer, director or key employee of the Company or any Subsidiary; or (ii) hire or agree to hire any new or additional key employees or officers;

     (h) except as required to comply with applicable law, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Employee Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice, employee, (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan;

     (i) (i) incur or assume any long-term debt, or except in the ordinary course of business in amounts consistent with past practice, incur or assume any short-term indebtedness; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries or customary loans or advances to employees in accordance with past practice); (v) settle any claims other than in the ordinary course of business, in accordance with past practice, and without admission of liability; or (vi) enter into any material commitment or transaction;

     (j) make, revoke or change the accounting methods, including accounting methods with respect to Taxes, used by it unless required by generally accepted accounting principles;

     (k) make any Tax election or settle or compromise any Tax liability;

     (l) (i) settle or compromise any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount not involving more than $100,000 or (ii) pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (A) any such other claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or (B) of any such other claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

     (m) except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

     (n) permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

     (o) take or omit to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect in any material respect as of the date when made if such action had then been taken or omitted, or would result in any of the conditions set forth in Annex I hereto or the conditions set forth in Article VII hereof not being satisfied; or

     (p) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     SECTION 5.2. No Solicitation. (a) The Company shall not, and it shall cause the Subsidiaries and the officers, directors, employees, agents and representatives of the Company or any of the Subsidiaries (collectively, the "Company Representatives") not to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any

Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided, however, that nothing contained in this Section
5.2 or any other provision hereof shall prohibit the Company or the Board of Directors from (A) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (B) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by
Section 5.2(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement, the Subscription Agreement or the Voting Agreement or the transactions contemplated hereby or thereby, including the Offer or the Merger, or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it shall promptly request that each Person who has heretofore executed a confidentiality agreement in connection with such Person's consideration of a Takeover Proposal return all confidential information heretofore furnished to such Person by or on behalf of the Company. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to confidentiality agreements with terms and conditions similar to the Confidentiality Agreement, dated April 27, 1999 (the "Confidentiality Agreement"), between the Company and E.M. Warburg, Pincus & Co., LLC ("Warburg") (provided that such confidentiality agreements may not include any provision granting any such Person or group an exclusive right to negotiate with the Company), and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted an unsolicited bona fide written proposal which is, or is reasonably likely to result in, a Superior Proposal; and (y) the Board of Directors determines in good faith, based upon advice of outside counsel, that such action is required to discharge the Board's fiduciary duties to the Company's shareholders under the Georgia Code. The Company shall not release any third party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party.

     The Company will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person which was not previously provided to Parent. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) to any such Takeover Proposal.

     As used in this Agreement, the following terms have the meanings set forth below:

     "Superior Proposal" means an unsolicited bona fide written proposal by a Third Party to acquire, directly or indirectly, for consideration consisting solely of cash and/or marketable securities, all the Shares then outstanding or all or substantially all of the assets of the Company, and (i) otherwise on terms which the Board of Directors determines in good faith to be more favorable to the Company's shareholders than the Offer and the Merger (based on a written opinion of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Offer and the Merger), (ii) for which financing, to the extent required, is then committed, (iii) which, in the good faith reasonable judgment of the Board of Directors of the Company, is reasonably likely to be consummated without undue delay and (iv) which is subject to no more conditions than those set forth in Annex I hereto.

     "Takeover Proposal" means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of the Company or any of its Subsidiaries or 15% or more of any class of equity securities of the Company or any of the Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of the Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of, or 15% or more of the equity interest in either the Company or any of the Subsidiaries.

     "Third Party" means any Person or group other than Parent, Purchaser or any affiliate thereof.

     (b) Except as set forth in this Section 5.2(b), neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors or any such committee of this Agreement, the Subscription Agreement or the Voting Agreement or the transactions contemplated hereby or thereby, including the Offer or the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Subscription Agreement or the transactions contemplated hereby or thereby, including the Offer or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (A) the Company shall have received a Superior Proposal which is pending at the time the Company determines to take such action, (B) the Board of Directors shall have determined in good faith, based upon advice of outside counsel, that such action is required to discharge the Board of Director's fiduciary duties to the Company's stockholders under the Georgia Code, (C) at least five business days shall have passed following Parent's receipt of written notice from the Company advising Parent that the Board of Directors has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms and (D) concurrently with taking such action the Company shall have terminated this Agreement pursuant to and in accordance with Section 8.1(c)(i) hereof.

                                   ARTICLE VI.

                              ADDITIONAL AGREEMENTS

     SECTION 6.1. Proxy Statement. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to shareholders, the Proxy Statement. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company's shareholders approve this Agreement and the Merger. Parent will cooperate with the Company in preparing such Proxy Statement.

     SECTION 6.2. Meeting of Shareholders of the Company. Following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with the Georgia

Code and its Articles of Incorporation and By-Laws to convene the Company Shareholders' Meeting, if such meeting is required. The shareholder vote required for approval of the Merger will be no greater than that set forth in the Georgia Code. The Company shall use its best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of shareholders required by the Georgia Code to effect the Merger. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent shall acquire at least 90 percent of the outstanding Shares on a fully diluted basis, and provided that the conditions set forth in Article VII shall have been satisfied or waived, the Company shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the shareholders of the Company, in accordance with Section 14-2-1104 of the Georgia Code.

     SECTION 6.3. Compliance with Law. Each of the Company, Parent and Purchaser will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     SECTION 6.4. Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time or (B) any condition set forth in Annex I to be unsatisfied in any material respect at any time from the date hereof to the date Parent purchases Shares pursuant to the Offer and (ii) any failure of the Company, or any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.4 shall not limit or otherwise affect the remedies available hereunder to Parent.

     SECTION 6.5. Access to Information. From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of Parent and Purchaser reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall promptly furnish Parent and Purchaser with (a) all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and (b) a copy of each report, schedule and other document filed or received by the Company or any of the Subsidiaries during such period pursuant to the requirements of applicable securities laws.

     SECTION 6.6. Public Announcements. So long as this Agreement is in effect, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue, or permit their affiliates to issue, any such press release or make any such public statement before such consultation, except as may be required by law. Notwithstanding the foregoing, the Company may issue a press release describing Section 5.2 of this Agreement in a form approved by Parent prior to its issue.

     SECTION 6.7. Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to cause all conditions to the Offer to be satisfied and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in responding to inquiries from, and making presentations to, regulatory authorities and (ii) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement, the Subscription Agreement or the Voting Agreement or the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Notwithstanding anything herein to the contrary, in connection with any filing or submission or other action required to be made or taken by any party to effect the Merger and all other transactions contemplated hereby, the Company shall not, without the prior written consent of Parent, commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, limits its freedom of action with respect to, or its ability to retain, the Company or any of Parent's affiliates or any material portion of the Company's assets or such affiliates' assets.

     SECTION 6.8. Agreement to Defend and Indemnify.

     (a) It is understood and agreed that, subject to the limitations on indemnification contained in the Georgia Code, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall for a period of six years following the Effective Time, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary and their respective subsidiaries and affiliates including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Offer or the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 6.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For two years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed the per annum rate of premium paid by the Company for such insurance as of the date of this Agreement, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to 150% of such per annum rate as of the date of this Agreement. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Third Amended and Restated Articles of Incorporation and By-Laws of the Company for a period of not less than six years following the Effective Time. This Section 6.8 shall survive the consummation of the Merger. Notwithstanding anything in this Section
6.8 to the contrary, neither the Company nor the Surviving Corporation shall have any obligation under this Section 6.8 to indemnify any Indemnified Party against any cost, expense, judgment, fine, loss, claim, damage, liability or settlement amount found to have resulted solely from such Indemnified Person's own gross negligence or willful misconduct.

This covenant shall survive any termination of this Agreement pursuant to
Section 8.1 hereof. Notwithstanding Section 9.7 hereof, this Section 6.8 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

     (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

     SECTION 6.9. State Takeover Laws. If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Offer, the Merger, this Agreement, the Subscription Agreement or the Voting Agreement or any of the transactions contemplated by this Agreement, the Subscription Agreement or the Voting Agreement, the Company shall promptly take all reasonable action necessary to render such statute or regulation inapplicable to all of the foregoing.

                                  ARTICLE VII.

                              CONDITIONS OF MERGER

     SECTION 7.1. Conditions for Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

     (a) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer;

     (b) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company, if required by the Georgia Code or the Company's Third Amended and Restated Articles of Incorporation;

     (c) No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger; and

     (d) Any waiting period applicable to the Merger under the HSR Act shall have expired or have been terminated.

     SECTION 7.2. Conditions for Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

     (a) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to materiality or a Material Adverse Effect shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time;

     (b) The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time; and

     (c) All governmental consents, orders and approvals required for the consummation of the Merger (including, without limitation, all such consents, orders and approvals as are necessary to prevent any Authorization from being revoked, suspended or otherwise adversely affected, and to prevent any penalty from being imposed) shall have been obtained and shall be in effect.

     SECTION 7.3. Conditions for Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

     (a) The representations and warranties of Parent and Purchaser set forth in this Agreement that are qualified by reference to materiality or a Material Adverse Effect shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time; and

     (b) Parent and Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of each of Parent and Purchaser to be performed or complied with by it under this Agreement at or prior to the Effective Time.

                                  ARTICLE VIII.

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

     (a) By the mutual written consent of Parent and the Company; or

     (b) By either of Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

     (c) By the Company:

          (i) if the Company has approved a Superior Proposal in accordance with
     Section 5.2(b), provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee (as defined below); or

          (ii) if Parent or Purchaser shall have terminated the Offer or the Offer expires without Parent or Purchaser, as the case may be, purchasing any shares pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(ii) if the Company is in material breach of this Agreement; or

          (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to 15 business days following the date of the initial public announcement of the Offer; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if the Company is in material breach of this Agreement; or

          (iv) if Parent or Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (x) ten business days following written notice thereof to Parent from the Company and (y) the scheduled expiration of the Offer; or

          (v) if the Offer shall not have expired or been terminated on or before June 30, 2000; provided, however, that if on such date any applicable waiting period under the HSR Act shall not have expired or been terminated, or any of the conditions in clauses (f), (g) or (h) in Annex I hereto exist such date shall be extended to July 30, 2000 (such date, as it may be extended, the "Termination Date"); provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(v) if the Company is in material breach of this Agreement.

     (d) By Parent or Purchaser:

          (i) if prior to the purchase of the Shares pursuant to the Offer, the Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement, the Merger, the Subscription Agreement or the Voting Agreement or shall have approved a Takeover Proposal; or

          (ii) if Parent or Purchaser shall have terminated the Offer without Parent or Purchaser purchasing any Shares thereunder, provided that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if Parent or Purchaser is in material breach of this Agreement; or

          (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to 15 business days following the date of the initial public announcement of the Offer; or

          (iv) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares; or

          (v) if the Company receives a Takeover Proposal from any Person (other than Parent or Purchaser), and the Board of Directors takes a neutral position or makes no recommendation with respect to such Takeover Proposal after a reasonable amount of time (and in no event more than 30 days following such receipt) has elapsed for the Board of Directors to review and make a recommendation with respect to such Takeover Proposal; or

          (vi) if the Company, or any of the Company Representatives, shall take any of the actions described in clauses (i) or (ii) of Section 5.2(a) hereof, and such action is not permitted by this Agreement; or

          (vii) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (other than the covenants and agreements in clauses (i) and (ii) of Section 5.2(a)) which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (x) ten business days following written notice thereof to the Company from Parent and (y) the scheduled expiration of the Offer; or

          (viii) if the Offer shall not have expired or been terminated on or before the Termination Date; provided that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(viii) if the Parent or Purchaser is in material breach of this Agreement.

     SECTION 8.2. Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of this Article VIII and as provided in Section 9.1 and except that nothing herein shall relieve any party for breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     (b) If (x) Parent or Purchaser terminates this Agreement pursuant to
Section 8.1(d)(i), 8.1(v) or 8.1(d)(vi) or (y) the Company terminates this Agreement pursuant to Section 8.1(c)(i), then in each case, the Company shall pay, or cause to be paid to Parent, at the time of termination, an amount equal to $2 million (the "Termination Fee") plus an amount equal to the actual and reasonably documented out-of-pocket expenses of Parent, Purchaser or Warburg or any affiliate of Warburg incurred by any such person in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of any such person's counsel and accountants as well as all fees and expenses payable to all banks, investment banking firms, and other financial institutions and Persons and their respective agents and counsel incurred in connection with acting as any such person's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the transactions contemplated hereby (the "Expenses"); provided that in no event shall the Company be obligated to pay more than $1 million in Expenses. In addition, if this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii) or Section 8.1(d)(viii) or by the Company pursuant to Section 8.1(c)(ii) or Section 8.1(c)(v) and at the time of such termination, Parent is not in material breach of this Agreement and the Minimum Condition has not been satisfied, then the Company shall pay to

Parent, at the time of termination, the Expenses, and, if the Company shall thereafter, within 12 months after such termination, enter into an agreement with respect to a Takeover Proposal, then the Company shall pay the Termination Fee concurrently with entering into any such agreement.

                                   ARTICLE IX.

                               GENERAL PROVISIONS

     SECTION 9.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except as provided in Section 8.2 and except that the agreements set forth in Article II and Sections 6.8 and 9.3 shall survive the Effective Time indefinitely and those set forth in Article VIII and Section 9.3 shall survive termination indefinitely.

     SECTION 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

     (a) if to Parent or Purchaser

         Hilltopper Holding Corp.
         Hilltopper Acquisition Corp.
         c/o Warburg, Pincus & Co.
         466 Lexington Avenue
         New York, New York  10017
         Attention: Joel Ackerman
         Facsimile: (212) 878-9351

         With a copy to:

         Willkie Farr & Gallagher
         787 Seventh Avenue
         New York, New York  10019
         Attention: Steven J. Gartner, Esq.
         Facsimile: (212) 728-8111

     (b) if to the Company:

         Centennial HealthCare Corporation
         400 Perimeter Center Terrace
         Suite 650
         Atlanta, Georgia  30346
         Attention: Daryl Griswold, Esq.
         Facsimile: (770) 730-1268

         With copies to:

         King & Spalding
         191 Peachtree Street
         Atlanta, Georgia  30303-1763
         Attention:  Paul A. Quiros, Esq.
         Facsimile: (404) 572-5100

         Kilpatrick Stockton LLP
         1100 Peachtree Street, Suite 2800
         Atlanta, Georgia  30309-4530
         Attention:  David A. Stockton, Esq.
         Facsimile: (404) 815-6555

     SECTION 9.3. Expenses. Except as set forth in Section 8.2(b) or the following sentence, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses. Promptly following the Effective Time, the Company shall pay or, to the extent previously paid, reimburse Parent, Purchaser or Warburg or any affiliate of Warburg, as applicable, for, all fees, costs and expenses incurred by any such person in connection with the Merger Agreement and the transactions contemplated by that Agreement.

     SECTION 9.4. Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

     (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

     (c) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

     SECTION 9.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 9.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise provided herein and except that Sections 8.2(b) and 9.3 are intended to be for the benefit of and to grant third-party rights to Warburg, and Warburg shall be entitled to enforce the covenants contained in such sections.

     SECTION 9.8. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 9.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia applicable to contracts executed in and to be performed entirely within that State.

     SECTION 9.10. Amendment. This Agreement may be amended by the parties hereto by action taken by Parent and Purchaser, and by action taken by the Special Committee of the Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 9.11. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 9.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        CENTENNIAL HEALTHCARE CORPORATION


                                        By: /s/ J. Stephen Eaton
                                            ------------------------------
                                        Name:  J. Stephen Eaton
                                        Title: President


                                        HILLTOPPER HOLDING CORP.


                                        By: /s/ David Wenstrup
                                            ------------------------------
                                        Name:  David Wenstrup
                                        Title: Vice President


                                        HILLTOPPER ACQUISITION CORP.


                                        By: /s/ David Wenstrup
                                            ------------------------------
                                        Name:  David Wenstrup
                                        Title: Vice President

                                                                         ANNEX I

     Conditions to the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock which, when taken together with the Shares, if any, beneficially owned by Parent, represents more than 68.5% of the number of shares of Company Common Stock outstanding on a fully diluted basis (the "Minimum Condition") or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of this Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur and be continuing or conditions exists:

     (a) there shall be an injunction or other order, decree, judgment or ruling issued or threatened by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated, taken or threatened by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by this Agreement, the Subscription Agreement or the Voting Agreement, (ii) prohibits or restricts or seeks to prohibit or restrict the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes or seeks to impose material limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser or acquired by Parent under the Subscription Agreement on all matters properly presented to the shareholders of the Company,
(iv) imposes or seeks to impose any material limitations on the ability of Parent or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and any of the Subsidiaries, or (v) which otherwise is reasonably likely to have a Material Adverse Effect; or

     (b) this Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

     (c) there shall have occurred or been discovered any event, change or development that, individually or when considered together with any other matter, has had or is reasonably likely to have a Material Adverse Effect; or

     (d) any of the representations and warranties of the Company set forth in this Agreement that are qualified by reference to materiality or Material Adverse Effect shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any material respects, in each case as if such representations and warranties were made at the time of such determination; or

     (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

     (f) the Company shall have not obtained consents of third parties listed in
Schedule 4.4 to this Agreement (the terms of which consents shall be reasonably satisfactory to Parent) and delivered evidence of such consents to Parent; or

     (g) the Company's credit agreement shall have not been amended on terms reasonably satisfactory to Parent; or

     (h) all notices, applications, approvals, licenses, consents, certifications and waivers ("Approvals") required to be furnished to or obtained from any governmental or regulatory authority or accreditation or certification agency, including any Approvals in respect of Authorizations, provider numbers, and program participation rights possessed by the Company and the Subsidiaries, necessary in order for the Company and the Subsidiaries to conduct their business following the consummation of the transactions contemplated by this Agreement in the manner as such business is now and has heretofore been conducted shall not have been obtained or furnished and any applicable waiting period or periods shall not have expired (or, if there be no time limit for waiver or objection, a notice of no-objection or equivalent with respect thereto shall not have been received by the Company); or

     (i) any suit, action, claim, proceeding or investigation shall have been commenced or be pending by or before any Governmental Entity or arbitrator, or shall have been, to the Company's knowledge, threatened by any Governmental Entity, or any qui tam action shall have been filed or, to the Company's knowledge, threatened, relating to any billing or claims made or submitted by the Company or any Subsidiary of or to any Governmental Entity (including any federal or state healthcare or health benefit program) or any insurance carrier, health maintenance or other managed care organization, independent physician association or any other third party payor which, in the case of any of the foregoing taken separately or together, in the reasonable judgment of Parent either (i) materially adversely affects the value of the equity of the Company to Parent or (ii) presents a risk reasonably unacceptable to Parent of subjecting the Company or any Subsidiary to a material liability or a material amount of damages or, on a going-forward basis, imposing material limitations on the business of the Company and the Subsidiaries and/or methods of operation (including any limitations on the ability of the Company and the Subsidiaries to be reimbursed by any Governmental Entity, including any federal or state healthcare or health benefit program); or

     (j) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by an government or Governmental Entity, on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States or (v) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

     (k) the Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of this Agreement, the Subscription Agreement or the Voting Agreement or the transactions contemplated hereby or thereby, including the Offer or the Merger, (ii) recommended a Takeover Proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of Purchaser, shall fail to reaffirm its approval or recommendation of the Offer, this Agreement or the Merger; or

     (l) any Person or "group" (as defined in Section 13(d)(3) of the Exchange
Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares; or

     (m) any party to the Subscription Agreement or the Voting Agreement other than the Purchaser, Parent or Warburg shall have breached or failed to perform any of its agreements under such agreement or breached any of its representations and warranties in such agreement or any such agreement shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that would result in the Minimum Condition not being satisfied;


which, in the judgment of Parent with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of Parent and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser) giving rise to any such conditions and may be waived by Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Purchaser and subject to the terms of this Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.